UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported):  February 25, 2008

Aspyra, Inc.

(Exact Name of Registrant as Specified in Its Charter)

California	0-12551	95-3353465
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26115-A Mureau Road
Calabasas, CA 91302

(Address of Principal Executive Offices) (Zip Code)

(818) 880-6700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2008, Aspyra, Inc. (the “Company”) appointed James Zierick, currently a member of the Company’s board of directors, to serve as the Company’s interim Chief Executive Officer. Mr. Zierick will serve on a consulting basis as interim CEO and will remain a director of the Company during this appointment.

Prior to becoming a member of the Company’s board of directors, Mr. Zierick was the Chief Executive Officer of LogicalApps, a provider of embedded controls software for enterprise applications based in Irvine, California.  Prior to joining LogicalApps, Mr. Zierick was Executive Vice President of Worldwide Field Operations for Peregrine Systems, where he led a 350-person sales, alliance, customer support and professional services organization.  Before working with Peregrine, Mr. Zierick was a partner with McKinsey & Company, where he helped lead the company’s Southern California technology and operational effectiveness practices. Mr. Zierick earned a Master of Business Administration degree from the Dartmouth College, Amos Tuck School of Business, a Bachelor of Science degree in Engineering from Dartmouth College, Thayer School of Engineering, and a Bachelor of Arts in Engineering Sciences from Dartmouth College.

The Company and Mr. Zierick have entered into a letter agreement dated February 25, 2008 setting forth the terms of Mr. Zierick’s services as interim CEO, whereby he will be engaged on a consulting basis for a period of three months unless modified in writing.  Under the agreement, Mr. Zierick’s compensation will be $15,000 per month payable at the beginning of each month.  Subject to the final approval of the Company’s board of directors, the Company will also award a non-qualified stock option to Mr. Zierick exercisable for 112,500 shares of Aspyra common stock, at an exercise price equal to the closing market price of the Company’s common stock on March 1, 2008.  The options will vest at a rate of 1/12 at the end of each week until fully vested or, if earlier, the termination of Mr. Zierick’s services as interim CEO.  The options will have a five year term.

There are no understandings or arrangements between Mr. Zierick and any other person pursuant to which Mr. Zierick was selected as interim Chief Executive Officer.  Mr. Zierick does not have any family relationship with any other director, executive officer or person nominated or chosen by the Company’s Board of Directors to become a director or executive officer.  There have been no transactions, or series of related transactions, in the last year, nor is there any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was a party, or will be a party, and in which Mr. Zierick or any member of his immediate family had, or will have a direct or indirect material interest.

With the appointment of Mr. Zierick as interim CEO, James R. (Skip) Helms will return to his role as Chief Operations Officer.  Mr. Helms assumed the role of interim Chief Operating Officer in November 2007.

A copy of the letter agreement between the Company and Mr. Zierick and a copy of the Company’s press release dated February 28, 2008 announcing Mr. Zierick’s appointment as interim Chief Executive Officer are included as Exhibit 10.1 and Exhibit 99.1 to this report, respectively, and each is incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits.

(d)           The following exhibits are being filed with this report:

                10.1         Agreement dated February 25, 2008 by and between Aspyra, Inc. and James Zierick

                99.1         Press Release, dated February 28, 2008, of Aspyra, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 28, 2008	Aspyra, Inc.

/s/ Anahita Villafane
Anahita Villafane
Chief Financial Officer and Secretary